                                6,000,000 SHARES

                     THE PNC FINANCIAL SERVICES GROUP, INC.
                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING FIXED/ADJUSTABLE RATE
          NONCUMULATIVE PREFERRED STOCK SERIES F (CUSIP NO. 693475709)
                    AT A PURCHASE PRICE OF $50.35 PER SHARE
                       PLUS ACCRUED AND UNPAID DIVIDENDS
                    (FOR A TOTAL PRICE OF $50.392 PER SHARE)

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated March 6, 2001, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by The PNC Financial Services Group, Inc., a Pennsylvania corporation, (the "Company"), to purchase for cash, at a purchase price set forth below, all of the outstanding shares of its Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F (the "Series F Preferred Stock").

     WE ARE THE HOLDER OF RECORD OF SERIES F PREFERRED STOCK HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SERIES F PREFERRED STOCK CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SERIES F PREFERRED STOCK HELD BY US FOR YOUR ACCOUNT.

     WE REQUEST INSTRUCTIONS AS TO WHETHER YOU WISH US TO TENDER ANY OR ALL OF THE SERIES F PREFERRED STOCK HELD BY US FOR YOUR ACCOUNT, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE OFFER.

     Your attention is invited to the following:

     1. The tender price is $50.35 per share of Series F Preferred Stock, plus accrued and unpaid dividends up to but not including the payment date of $.042 per share (assuming a payment date of April 5, 2001), for a total price of $50.392, in cash.

     2. Subject to market conditions and the receipt of necessary regulatory approvals, the Company currently intends to redeem the Series F Preferred Stock on September 30, 2001, or at the earliest practicable date thereafter, for $50.00 per share plus any accrued and unpaid dividends. The redemption price is lower than the price you would receive by selling your Series F Preferred Stock pursuant to the Offer.

     3. The Offer and withdrawal rights expire at 5:00 P.M., New York City time, on the Expiration Date, which is Tuesday, April 3, 2001, unless the Offer is extended.

     4. The Offer is not conditioned upon any minimum number of shares Series F Preferred Stock being tendered.

     5. The Company will pay any stock transfer taxes applicable to the sale of Series F Preferred Stock pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If you wish to have us tender any or all of your Series F Preferred Stock, please so instruct us by completing, executing, detaching and returning to us the instruction form on the final page hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Series F Preferred Stock, all such Series F Preferred Stock will be tendered unless otherwise specified on the final page hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer, otherwise your Series F Preferred Stock may be redeemed by the Company on or after September 30, 2001, in accordance with the Company's intention to redeem the Series F Preferred Stock at the earliest practicable date.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Series F Preferred Stock in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Payment for Series F Preferred Stock purchased pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the "Depositary") of (a) certificates representing the Series F Preferred Stock tendered or timely confirmation of the book-entry transfer of such Series F Preferred Stock into the account maintained by the Depositary at The Depository Trust Company (the "DTC"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and
(c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Series F Preferred Stock into the Depositary's account at the DTC are actually received by the Depositary.

                          INSTRUCTION WITH RESPECT TO
                           OFFER TO PURCHASE FOR CASH
                                       BY

                     THE PNC FINANCIAL SERVICES GROUP, INC.
            ANY AND ALL OUTSTANDING SHARES OF FIXED/ADJUSTABLE RATE
         NONCUMULATIVE PREFERRED STOCK, SERIES F (CUSIP NO. 693475709)
                    AT A PURCHASE PRICE OF $50.35 PER SHARE
                       PLUS ACCRUED AND UNPAID DIVIDENDS
                    (FOR A TOTAL PRICE OF $50.392 PER SHARE)

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 6, 2001, and the related Letter of Transmittal, in connection with the offer by The PNC Financial Services Group, Inc. to purchase all of its outstanding Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F (the "Series F Preferred Stock") at a purchase price of $50.35 plus accrued and unpaid dividends up to but not including the payment date of $0.042 per share, for a total purchase price of $50.392 per share for the Series F Preferred Stock.

     This will instruct you to tender to The PNC Financial Services Group, Inc. the number of shares of Series F Preferred Stock indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F to be
Tendered:

-------------------------------------- Shares*

SIGN HERE

--------------------------------------
SIGNATURE(S)

Dated
--------------------------------------,
2001

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          Please print name(s) and addresses
                                          here

---------------
* Unless otherwise indicated, it will be assumed that all Series F Preferred Stock held by us for your account are to be tendered.

                                        3